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                                                                     EXHIBIT 5.1


[RADIAN LETTERHEAD WITH LOGO]


                     January 8, 2001


                     Radian Group Inc.
                     1601 Market Street
                     Philadelphia, PA 19103

                     Dear Ladies and Gentlemen:

                     With reference to the registration statement on Form S-4 (the "Registration Statement") that Radian Group Inc. (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued pursuant to the Agreement and Plan of Merger, dated as of November 13, 2000, between the Company, GOLD Acquisition Corporation and Enhance Financial Services Group Inc., I am of the opinion that:

                          1. the Company is a duly organized and validly existing corporation under the laws of the State of Delaware;

                          2. the issuance of the Common Stock has been duly authorized by appropriate corporate action of the Company; and

                          3. when the Common Stock has been issued and delivered pursuant to a sale in the manner described in the Registration Statement, such Common Stock will be validly issued, fully paid and non-assessable.

                     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Registration Statement. I also consent to the making of the statement with respect to me in the related Proxy Statement/Prospectus under the heading "Legal Matters."


                     Very truly yours,


                     /s/ Howard S. Yaruss
                     Howard S. Yaruss
                     Senior Vice President, Secretary and
                     General Counsel